EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated February 28, 2011 on Dreyfus Global Real Estate Securities Fund, Dreyfus Large Cap Growth Fund, Dreyfus Large Cap Equity Fund and Dreyfus Large Cap Value Fund for the fiscal year ended December 31, 2010 which are incorporated by reference in Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A Nos. 33-44254 and 811-6490) of Dreyfus Premier Investment Funds, Inc.

ERNST & YOUNG LLP

New York, New York
April 25, 2011